Exhibit 10.9
PENANG PRIMARY PARCEL
EXECUTION VERSION
DATED THIS 1st DAY OF DECEMBER, 2005
BETWEEN
AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD.
(the “Vendor”)
AND
AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD.
(Company No.: 704181-P)
(formerly known as Jumbo Portfolio Sdn. Bhd.)
(the “Purchaser” )

SALE AND PURCHASE AGREEMENT

Wong & Partners
Level 41, Suite A
Menara Maxis
Kuala Lumpur City Centre
50088 Kuala Lumpur

SALE AND PURCHASE AGREEMENT
THIS AGREEMENT is made on the 1st day of December, 2005.
BETWEEN
AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD. (Company No. 12767-W) of Bayan Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang (hereinafter referred to as the “Vendor”);
AND
AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD. (formerly known as Jumbo Portfolio Sdn. Bhd.) (Company No. 704181-P) whose registered office is at Level 18, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia (hereinafter referred to as the “Purchaser”). Purchaser and Vendor are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.
WHEREAS :
A. The Vendor is the registered and beneficial proprietor of the Land (as hereinafter defined).
B. Agilent Technologies, Inc., a Delaware corporation (“Agilent”), and Avago Technologies Pte. Limited (formerly known as Argos Acquisition Pte. Ltd.), a Singapore private limited company (“Avago”), have entered into that certain Asset Purchase Agreement dated as of August 14, 2005 (as such may be amended from time to time, the “APA”), pursuant to which Agilent has agreed to sell to Avago its semiconductor products business and related operations (the “SPG Business”), subject to the terms and conditions set forth in the APA and the local asset transfer agreement to be entered into between the Vendor and the Purchaser in connection therewith (the “LATA”).
C. Pursuant to the APA, Agilent intends (i) to secure the subdivision of the Land into the Property (as hereinafter defined) and a remaining parcel to be retained by the Vendor, (ii) to cause the land title to the Property to be transferred to Purchaser, (iii) to then convey the Property and Improvements to the Purchaser pursuant to this Agreement and the other Related Agreement(s), and (iv) in the event that certain relevant approvals cannot be obtained for such subdivision and transfer, to lease the Property to the Purchaser for the balance of the Vendor’s leasehold term pursuant to the lease granted to it in respect of the Land.
D. In connection with the foregoing and pursuant to the APA, prior to the Closing (as such term is defined in the LATA), the Vendor and the Purchaser have entered into or intend to enter into certain other agreements setting forth their respective rights with respect to (i) the shared use of certain facilities, regardless of whether such facilities are located on the Property or the remaining parcel to be retained by the Vendor, (ii) the maintenance, repair, replacement and operation of the Complex (as defined in that certain Tenancy Agreement hereinafter defined), (iii) the granting of certain perpetual easements relating to certain utilities, cross-access and related rights, and (iv) rights and duties regarding same.

E. The subdivision and transfer of the Property and Improvements cannot be consummated by the Closing Date (as such term is defined in the LATA). Accordingly and in connection therewith, pursuant to the APA, the Vendor has agreed to grant to the Purchaser a tenancy in the Property pursuant to the terms and conditions of that certain tenancy agreement dated as of October 24, 2005 between the Parties (the “Tenancy Agreement”). Such tenancy granted pursuant to the Tenancy Agreement shall terminate in accordance with its terms upon the Purchaser becoming the registered proprietor of the Property.
F. The Vendor has agreed to sell and the Purchaser has agreed to purchase the Property for the consideration and on the terms and upon the terms and conditions contained in this Agreement and subject to the conditions expressed or implied in the issue document of title relating to the Property (once the issue document of title has been issued).
OPERATIVE PROVISIONS:
1.	Interpretation & Definitions
1.1	For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affected Party”	shall have the meaning ascribed in Section 4.7;

“APA”	shall have the meaning ascribed in the Recitals;

“Assessments”	shall have the meaning ascribed in Section 11.2

“Completion Date”	means the date which is seven (7) days after the date of satisfaction of the last of the Conditions under Section 5 hereof to be satisfied or waived;

“Conditions”	shall have the meaning ascribed in Section 4;

“Coordinating Committee”	shall have the meaning ascribed in the Tenancy Agreement;

“Cut-Off Date”	means the date that falls on the last day of the thirtieth (30) calendar month from the date of this Agreement or such longer period as may be mutually agreed in writing by the Parties;

“Encumbrance”	means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, lease, encumbrance, right, contract, charge, condition, easement, title retention or any other security agreement or arrangement (except solely the rights created under the Tenancy Agreement, this Agreement and the other Related Agreements (as hereinafter defined) referenced and incorporated by reference therein);

“Improvements”	means all buildings and improvements located on the Property, and all fixtures, machinery, and equipment attached thereto, all parking lots, driveways, pavings, access cuts, lighting, landscaping, sidewalks, fences, ponds, wetlands, ditches, flumes, water, water rights, reservoirs, and site improvements of any kind (if any) situated upon the Property, and all right, title and interest, if any, of the Vendor in and to any land lying in the bed of any street, road or avenue opened or proposed, public or private, in from of or adjoining the Property.

“Land”	means the piece of land, bearing title details PN 2826 Lot 4585, Mukim 12 Daerah Barat Daya, Penang;

“Land Registry”	means the Land Registry or Land Office at which the title to the Land or the Property, as the case may be, is registered or to be registered under the provisions of the National Land Code;

“LATA”	shall have the meaning ascribed in the Recitals;

“National Land Code”	means the National Land Code (Act 56 of 1965) and includes all amendments or re-enactments thereof;

“Price”	shall have the meaning ascribed in Section 2.1;

“Property”	means such part of the Land as delineated on the Survey attached as Annexure A hereto and incorporated herein which measures 26.99 acres, together with the Improvements thereon and bearing the postal address of Bayan Lepas Free Industrial Zone, 11900 Bayan Lepas, Penang, Malaysia;

“Purchaser”	shall have the meaning ascribed in the introductory paragraph to this Agreement;

“Purchaser’s Caveat”	means the private caveat to be lodged against the Property by the Purchaser pursuant to the terms of this Agreement;

“Purchaser’s Solicitors”	means Zaid Ibrahim & Co. of Level 19, Menara Milenium, Jalan Damanlela, Pusat Bandar Damansara, 50490 Kuala Lumpur, Malaysia;

“Related Agreement”	shall have the meaning ascribed in the Tenancy Agreement;

“Survey”	shall mean the survey attached hereto as Annexure A and incorporated by reference herein;

“Tenancy Agreement”	shall have the meaning ascribed in the Recitals and includes, for the purposes hereof, each of the Related Agreements referenced and incorporated by reference therein;

“Transfer”	means a valid and registrable memorandum of transfer in Form 14A of the National Land Code or such other prescribed statutory form, in respect of the Property, duly completed and executed by the Vendor in favour of the Purchaser or its nominee;

“Transfer Documents”	means :

l. the separate issue document of title to the Property;

2. the Transfer;

3. a stamping proforma duly executed by the Vendor in relation to the transfer of the Property for the Price and on the terms set out in this Agreement;

4. the quit rent and assessment receipts in respect of the Property for the current year; and

5.    all other documents in the possession of the Vendor that may be required to enable registration of the Transfer to be effected in favour of the Purchaser or its nominee free from encumbrances in accordance with the provisions of this Agreement.

“Vendor”	shall have the meaning ascribed in the introductory paragraph to this Agreement;

“Vendor’s Solicitors”	means Wong & Partners of Level 41 — Suite A, Menara Maxis, Kuala Lumpur City Centre, 50088 Kuala Lumpur.
1.2	In this Agreement, unless it is otherwise expressly provided:
(a)	whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation;”

(b)	the words “hereof”, “hereto”, herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and exhibit references are to the articles, sections, paragraphs and exhibits of this Agreement unless otherwise specified;

(c)	the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders;

(d)	where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning;

(e)	a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns;

(f)	a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto;

(g)	the parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement;

(h)	headings are for convenience only and do not affect the interpretation of the provisions of this Agreement;

(i)	any Annexures or Exhibits attached hereto are incorporated herein by reference and shall be considered as part of this Agreement;

(j)	the language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either the Vendor or the Purchaser; and

(k)	if any term, condition, stipulation, provision, covenant or undertaking of this Agreement is or may become under any written law, or is found by any court or administrative body of competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:
(i)	such term, condition, stipulation, provision, covenant or undertaking shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

(ii)	the remaining terms, conditions, stipulations, provisions, covenants or undertaking of this Agreement shall remain in full force and effect; and

(iii)	the parties shall use their respective best endeavors to negotiate and agree a substitute term, condition, stipulation, provision, covenant or undertaking which is valid and enforceable and achieves to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.
2.	Agreement for Sale
2.1	Subject to the terms and conditions contained in this Agreement, in consideration of the value attributable to the Property, which constitutes a portion of the Local Purchase Price (as defined in the LATA) and One Dollar U.S. (US$1.00) (receipt of which the Vendor hereby acknowledges) (collectively, the “Price”) and the mutual promises, covenants and undertakings contained herein, in the APA, the LATA and the Tenancy Agreement, the Vendor shall sell, and the Purchaser, shall purchase the Property. The Parties acknowledge that the Local Purchase Price will be paid to the Vendor upon the Closing (as defined in the LATA).

2.2	The Property is sold:
(a)	free from any Encumbrance;

(b)	with vacant possession in accordance with Section 10;

(c)	subject to all express conditions of title registered or to be registered on the separate issue document of title to be issued in respect of the Property which will not differ in any material respects (materiality being determined by Purchaser in its reasonable discretion) from the express conditions of title on the existing issue documents of title for the Land;

(d)	subject to the existing category of land use affecting the Property, namely the “industrial” category of land;

(e)	upon the basis that each of the representations and warranties set out or referenced herein are true and accurate in all respects; and

(f)	subject to its present state and condition on an “as-is where-is” basis.
3.	[Intentionally Omitted]
4.	Conditions
4.1	The Parties agree that the obligation to complete the transaction for the sale and purchase of the Property shall be conditional upon the fulfillment of all the following conditions (“Conditions”):
(a)	the approval of the Penang State Authority to the sale and transfer of the Property to the Purchaser or acknowledge that such approval is not required;

(b)	the removal by the Vendor of all Encumbrances from the Property;

(c)	the payment and settlement by the Vendor of all outstanding quit rent, rates, premiums, other outgoings or charges (if any) due and payable for the Property;

(d)	the amendment or deletion of the restriction on interest in respect of sub-division and the sub-division of the Land into 2 portions, in such manner so as to correspond to the demarcation in Annexure A such that upon such sub-division of the Land, there shall be a separate issue document of title issued in respect of the Property; and

(e)	the issuance of separate issue document of title in respect of the Property upon completion of subdivision of the Land.
4.2	The Vendor shall, at its own costs and expense, be responsible for the fulfillment of the Conditions in Section 4.1 above.

4.3	The Vendor shall submit its application for the following:
(a)	the approval of the Penang State Authority within thirty (30) days from the Closing Date;

(b)	the sub-division of the Land within thirty (30) days from the Closing Date.
4.4	Upon obtaining the approval for the subdivision of the title, the Vendor shall as soon as practicable surrender the original issue documents of title to the Land to facilitate the sub-division thereof and the issue of the new individual issue documents of title in respect of the Property and the remainder of the Land not forming part of the Property.

4.5	Each Party shall use its best endeavours to ensure the fulfillment of the Conditions for which it is responsible on or before the relevant Cut-Off Date, and shall grant all reasonable assistance to the other Party to assist it in fulfilling the Conditions for which the other Party is responsible including executing and providing relevant documents for that purpose. Each Party shall at all times keep the other Party informed of all matters relating to the approvals and without limit, must provide the other Party with copies of all correspondence in relation to the approval.

4.6	The Conditions have been inserted for the benefit of the Purchaser and the Purchaser may waive any or all of the Conditions at any time by notice in writing to the Vendor.

4.7	If any conditions or terms are imposed by any of the authorities in connection with any of the approvals obtained and such conditions or terms adversely affect one of the parties hereto (the “Affected Party”), the Affected Party shall be entitled to give notice to that effect in writing to the other Party within seven (7) Business Days from the date of receipt of notice of the said conditions or terms and the party who made the relevant application shall appeal to the relevant authority against such conditions or terms within seven (7) Business Days therefrom. In the absence of such notice given by the Affected Party, the Affected Party shall be deemed to have accepted the conditions or terms imposed. For the avoidance of doubt, where such Affected Party has given notice pursuant to this Clause, should such conditions or terms remain imposed or the appeal be rejected or remain outstanding on the Cut-Off Date, the Condition concerned shall be deemed to not have been fulfilled.

4.8	Except as otherwise specifically provided herein, the Parties agree that the provisions set out in Section 11.2 of the Tenancy Agreement shall govern the Parties’ obligations and rights in the event the Conditions are not fulfilled and/or waived by the expiry of the Cut-Off Date.
5.	Transfer Documents and Completion
5.1	The Vendor shall within fourteen (14) days from the date a separate issue document of title is issued in respect of the Property, execute the Transfer and deposit the Transfer Documents with the Purchasers’ Solicitors to hold and deal with in accordance with the provisions of this Section 5.

5.2	Upon receipt by the Purchaser’s Solicitors of the Transfer Documents, the Purchaser’s Solicitors are hereby authorised, at such time as it deems fit, to submit the Transfer to the stamp office for the purpose of adjudication and stamping of the same.

5.3	The Purchaser shall on receipt of the notice of the adjudication of the Transfer from the stamp office pay the amount of the stamp duty adjudicated and any penalties. The Parties agree that such stamp duty shall be allocated between the Parties in the manner provided in Section 12.2 below.

5.4	Subject to the fulfillment of all the Conditions, the Purchasers’ Solicitors are hereby authorised to cause the Transfer Documents to be presented to the Land Registry for the registration of the Transfer on the Completion Date. This sale and purchase transaction shall be deemed completed upon presentation of the Transfer to the Land Registry.
6.	Representations, Warranties and Covenants
6.1	The Vendor hereby undertakes, declares, represents, warrants and covenants with the Purchaser that:
(a)	as at the date hereof the Vendor is, and at the Completion Date Vendor shall be, the registered and beneficial owner of the Land and the Property and the Vendor has not created, and will not after the date of this Agreement create (except as may be permitted by the Tenancy Agreement but without limiting the Vendor’s obligations under Sections 2.2(a) and 4.2 hereof), any Encumbrance over the Property or any part thereof or transfer the Land or the Property to anyone or any entity other than Purchaser, and that, subject to obtaining the relevant approvals, the Vendor is entitled to transfer the Property to the Purchaser upon the terms and conditions of this Agreement;

(b)	as at the date hereof, there are neither claims adversely affecting the rights of the Vendor to possession or use of the Property nor the transfer of the Property from the Vendor to the Purchaser and, save for the occupation of the Property by the Purchaser pursuant to the Tenancy Agreement and any other rights granted in favor of the Purchaser pursuant to the Tenancy Agreement or any Related Agreement, the same shall be true upon the Completion Date;

(c)	The Vendor has been duly incorporated and is validly existing under the laws of Malaysia and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, has not taken any steps to enter liquidation and has not presented any petition for the winding up the Vendor, and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver and/or manager of the Vendor;

(d)	The Vendor has full power, authority and legal right to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any material agreement, commitment or other instrument to which the Vendor is a party or by which the Vendor may be bound or affected or violate any material law or any rule or regulation of any administrative agency or governmental body or any material order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Vendor or the Property;

(e)	As at the date hereof, the Vendor is not in breach, and shall not after the date of this Agreement commit any breach, of any express or implied condition of its title to the Property,

(f)	The Vendor is authorized and legally competent to execute, deliver and perform the terms of this Agreement; and

(g)	As of the date hereof, the Vendor has received no written notice of any condemnation, eminent domain proceeding, taking, or any other action, suit, claim, legal proceeding or any other proceeding affecting the Land, or any portion thereof under the Land Acquisition Act 1960 or otherwise, at law or in equity, currently pending or threatened before any court or governmental agency.
6.2	The Purchaser hereby undertakes, declares, represents and warrants with the Vendor that:
(a)	The Purchaser has been duly incorporated and is validly existing under the laws of Malaysia and has full power, authority and legal right to own its assets and carry on its business and is not in receivership or liquidation, has not taken any steps to enter liquidation and has not presented any petition for the winding up the Purchaser, and there are no grounds on which a petition or application could be based for the winding up or appointment of a receiver and/or manager of the Purchaser;

(b)	The Purchaser is authorized and legally competent to execute, deliver and perform the terms of this Agreement; and

(c)	The Purchaser has full power, authority and legal right to enter into this Agreement and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach or cancellation or termination of any of the terms or conditions of or constitute a default under any material agreement, commitment or other instrument to which the Purchaser is a party or by which the Purchaser may be bound or affected or violate any material law or any rule or regulation of any administrative agency or governmental body or any material order, writ, injunction or decree of any court, administrative agency or governmental body affecting the Purchaser.
6.3	The Parties hereby acknowledge and agree that, save for the representations and warranties made by the Parties herein and in the Tenancy Agreement, LATA or

APA, the Parties (including, without limitation, any other persons or entities acting on behalf of either party), make no other representations and warranties with respect to the sale and purchase of the Property, express or implied, and the Property is sold by the Vendor and to be acquired by the Purchaser on an “as-is where-is” basis. To the extent any representation or warranties herein are inconsistent with any representations or warranties in the APA, the applicable representations or warranties in the APA, shall control.
7.	Acquisition of the Property
7.1	In the event of the exercise of any rights or the taking of any steps under the Land Acquisition Act 1960, by the government or any other authority having power in that behalf, between the date of this Agreement and the date upon which the Transfer is presented for registration at the Land Registry, to acquire all or a part of the Land and which affects any part of the Property, the Vendor shall notify the Purchaser forthwith on the Vendor receiving notice of the exercise of such rights or the taking of such steps. The Vendor and the Purchaser hereby agree that this Agreement shall remain in full force and effect notwithstanding such notice or action and thereupon:
(a)	the Vendor shall notify the government, or such other acquiring authority, of the interest of the Purchaser in the Property and the terms of this Agreement;

(b)	the Vendor shall in all matters concerning such acquisition do all acts and things as may be reasonably requested by the Purchaser (at the cost and expense of the Purchaser) for acquiring the best compensation payable; and

(c)	any compensation payable under such acquisition shall belong to the Purchaser as and when the same shall be paid, provided that any such compensation paid to or received by the Vendor shall be retained and held on trust by the Vendor on behalf of the Purchaser and the Vendor shall pay such sums to the Purchaser within fourteen (14) days from receipt of such sums.
7.2	Except to the extent resulting from the Vendor’s gross negligence or willful misconduct, the Purchaser hereby agrees to indemnify and keep the Vendor, and its agents, affiliates, employees and assigns (and their respective agents and employees) indemnified against all direct and indirect damages, costs and expenses and losses incurred by the Vendor from the carrying out of the acts and things as directed by the Purchaser pursuant to Section 7.1(b) above.
8.	Power to Caveat
8.1	The Purchaser shall, at any time after the date of this Agreement, be entitled at its own cost and expense to present and register a private caveat against the Property for the purpose of protecting its interest in the Property prior to the completion of this Agreement (including re-registration upon expiration or other withdrawal of any then existing registration of such private caveat).

8.2	The Purchaser agrees that where required, it shall withdraw the private caveat over the Land or the Property, as the case may be, if it shall be required to enable any of the Conditions to be fulfilled. The Purchaser further agrees that any delay caused in respect of obtaining the fulfillment of any Conditions by the Vendor, arising from the non-removal of the private caveat by the Purchaser shall extend the Cut-Off Date by such period of delay caused by the non-withdrawal of the private caveat.

8.3	The Purchaser shall also execute the relevant withdrawal of private caveat documents and deposit the same, together with the relevant fees for the withdrawal of private caveat, with the Purchaser’s Solicitors upon execution of this Agreement. For the avoidance of doubt, the Purchaser hereby authorises the Purchaser’s Solicitors to present the said withdrawal of private caveat documents with the relevant Land Office or Land Registry upon the termination of this Agreement or consummation of the Transfer pursuant to the terms of this Agreement.
9.	Real Property Gains Tax
9.1	The Vendor shall be responsible for paying and settling all real property gains tax (if any) payable on the disposal of the Property pursuant to this Agreement as may be assessed by the Director General of Inland Revenue under the provisions of the Real Property Gains Tax Act, 1976.

9.2	The Vendor and the Purchaser shall within thirty (30) days of the execution of this Agreement comply with Section 13 of the Real Property Gains Tax Act 1976 by submitting the relevant return forms to the Director-General of Inland Revenue and complying with all necessary directions that may be issued by him in respect thereof.

9.3	The Vendor shall indemnify and hold the Purchaser and its agents, affiliates, employees and assigns (and their respective agents and employees) harmless against all claims, costs, direct and indirect damages, fines or penalties which may be brought, suffered or levied against the Purchaser (or such other person) as a result of the Vendor not complying with any of the provisions of the Real Property Gains Tax Act 1976, including any claims by the Director-General of Inland Revenue arising from the Vendor’s default in payment of any real property gains tax payable on the disposal of the Property pursuant to this Agreement.
10.	Possession
     The parties agree that prior to the Completion Date the Purchaser shall be in possession of the Property pursuant to the terms of the Tenancy Agreement and possession shall be deemed delivered to the Purchaser by the Vendor at 12.01 a.m. on the day immediately following the Completion Date.

11.	Quit Rent
11.1	All quit rent, rates, assessments, and other outgoings payable in respect of the Property shall be apportioned between the Vendor and the Purchaser as at the date of the delivery of possession in accordance with this Agreement and shall be paid to the party who is entitled to such apportionment within fourteen (14) days of its demand for the same.

11.2	Subject to the agreement set forth in Section 4.2 of the Tenancy Agreement regarding the apportionment of quit rent, rates, assessments and other outgoings payable in respect of the Property (the “Assessments”), the Vendor shall indemnify the Purchaser to the extent of the Vendor’s obligations in respect of such Assessments under the Tenancy Agreement, against any loss or penalty which may be imposed by the relevant authority in respect of any late or non-payment of any such Assessments due and payable for such period prior to the Completion Date.
12.	Costs
12.1	Each party shall bear its own solicitors’ costs of, and incidental to, the preparation of this Agreement.

12.2	The Purchaser and Vendor each shall be responsible for and shall pay fifty percent (50%) of all stamp duty and registration fees payable on this Agreement and the Transfer.

12.3	As of the date hereof, the parties acknowledge and agree that no goods and services tax, value added tax or any other like tax (“GST”) has been instituted by any Malaysian governmental authority. If, however, any such GST legislation is implemented during the Tenancy Term (as defined in the Tenancy Agreement) (“GST Legislation”) and any GST is payable as a consequence of any supply made or deemed to be made or other matter or thing done under or in connection with this Agreement by the Vendor or the Purchaser, it is the intent of the Parties that such GST be borne equally by the Vendor and the Purchaser. In such event, the Party responsible under applicable law for the remittance of such GST (the “GST Payor”) shall timely remit to the appropriate authority the full GST amount then-owning. Upon presentation to the other Party (the “GST Non-Payor”) of evidence of such GST assessment and the corresponding remittance by the GST Payor, the GST Non-Payor shall promptly reimburse the GST Payor for fifty percent (50%) of such GST amount (but exclusive of any fine, penalty or interest paid or payable in connection therewith due to a default of the GST Payor). The Vendor and the Purchaser agree to cooperate with each other in the provision of any information or preparation of any documentation that may be necessary or useful for obtaining any available mitigation, reduction, refund or exemption from GST. The GST Payor further covenants and agrees to use its reasonable efforts to obtain any available mitigation, reduction, refund or exemption from GST and, upon receipt or recovery of any portion of the aforementioned GST remittance, shall promptly pay to the GST Non-Payor of fifty percent (50%) of such recovered amount. For the avoidance of doubt, the Parties agree that any sum payable or amount to be used in the calculation of a sum payable expressed elsewhere in this Agreement has been determined without regard to and does not include amounts to be added on under this clause on account of GST.
13. Communication
     Any notice required or desired to be given regarding this Agreement shall be in writing and shall be personally served, or in lieu of personal service may be given by AR Registered Post or by internationally recognized overnight courier at the addresses for the Parties set forth below (or such other addresses as may be specified by a party hereto giving notice of same to the other party in accordance with this Section). Personally served notices shall be deemed to have been given when received by the Party, if served by prepaid registered post, such notice shall be deemed to have been given (i) on the seventh business day after such posting, certified and postage prepaid, addressed to the party to be served at the address set forth in the preceding sentence was posted, and (ii) in all other cases when actually received.
To the Vendor
Agilent Technologies (Malaysia) Sdn. Bhd.
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas
Penang
Attn: Mr Seah Teoh-Teh
Fax: +(65) 6822-8407
With copy to:
Agilent Technologies, Inc.
395 Page Mill Road
Palo Alto, CA 94306
United States of America
Attn: General Counsel
Fax: +1(650) 752 5742
To the Purchaser
Avago Technologies Pte. Limited
1 Yishun Avenue 7
Singapore 768923
Attn: Bien-Ee Tan

with a copy to:
Avago Technologies (Malaysia) Sdn Bhd
(Formerly known as Jumbo Portfolio Sdn Bhd)
Bayan Lepas Free Industrial Zone
11900 Bayan Lepas, Penang, Malaysia
Attn: Kong-Beng Saw
Kohlberg Kravis Roberts & Co.
9 West 57th St., Ste. 4200
New York, NY 10019
United States of America
Attn: William Cornog
14.	General Matters and Covenants
     14.1 The parties shall give all such assistance and information to the other and execute and do and procure all other necessary persons or companies, if any, to execute and do all such further acts, deeds, assurances and things as may be reasonably required so that full effect may be given to the terms and conditions of this Agreement.
     14.2 The Parties hereby agree that upon the Purchaser becoming the registered proprietor of the Property, the Parties will take such actions and execute such documents as shall be required to enable the Purchaser and the Vendor to each grant to the other, to the extent applicable pursuant to Part Seventeen of the National Land Code, 1965, registrable easements in respect of such rights set out in the SUA (as such term is defined in the Tenancy Agreement) which are capable of being granted thereunder and to cause the registration of the appropriate form with the relevant authority. The Parties acknowledge and agree that such grant of the easements may be subject to approvals being obtained from the relevant authority and the Parties agree that they will use their respective best endeavors and shall execute such documents as required so as to obtain such approvals from the relevant authority as soon as commercially practicable thereafter. For the avoidance of doubt, each Party hereby agrees that the registration of such easements granted in favor of the other by the other Party are for their benefit respectively and each further agree that the non-registration of such easement pursuant to the National Land Code, 1965 arising from the inability to obtain the approvals (or acknowledgment that such approvals are not required) from the relevant authority will not entitle the affected party to terminate this Agreement, but it no event shall any ultimate inability to register such easements invalidate or nullify the easements and rights granted or retained in the SUA.
15.	Successors and Assigns
     This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. The Purchaser may assign or sublet all of its rights and obligations under this Agreement to any person, entity or organization, provided that the Purchaser also assigns all of its rights and obligations under the Tenancy Agreement and the Related Agreements to such person, entity or organization. The Vendor may assign its rights and obligations under this Agreement to any person, entity or organization, provided that (a) the

Vendor assigns all of its rights in the Land to such person, entity or organization, and (b) such person, entity or organization agrees in writing to assume and be bound by the terms of the Tenancy Agreement and the Related Agreements in place of the Vendor.
16. Nature of Agreement
16.1	This Agreement may be executed in any number of counterparts or duplicates each of which shall be an original, but such counterparts or duplicates shall together constitute one and the same agreement.

16.2	This Agreement, together with the APA, the LATA, the Tenancy Agreement and the other Related Agreements, constitutes the entire agreement between the parties with respect to the subject matter hereof. Each party acknowledges that, except as provided in the APA, LATA, the Tenancy Agreement and the other Related Agreements, there are no binding agreements or representations between the parties except as expressed or described herein or therein. No subsequent change or addition to this Agreement shall be binding unless in writing and signed by the Vendor and the Purchaser.

16.3	Time is of the essence with respect to the performance of every provision of this Agreement in which time of performance is a factor. This Agreement shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of the Vendor and the Purchaser. Nothing in this Section is intended to confer personal liability upon the officers or shareholders of the Vendor or the Purchaser. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. The Vendor shall not become or be deemed a partner nor a joint venturer with the Purchaser by reason of the provisions of this Agreement.
17.	Law and Jurisdiction
17.1	This Agreement shall be governed and interpreted in accordance with the laws of Malaysia without reference to the choice of law principles thereof.

17.2	A party seeking the resolution of a dispute arising under this Agreement must provide written notice of such dispute to the other party, which notice shall describe the nature of such dispute. All such disputes shall be referred initially to the Coordinating Committee for resolution. Decisions of the Coordinating Committee shall be made by unanimous vote of all members and shall be final and legally binding on the parties. If a dispute is resolved by the Coordinating Committee, then the terms of the resolution and settlement of such dispute shall be set forth in writing and signed by both parties. In the event that the Coordinating Committee does not resolve a dispute within thirty (30) days of the submission thereof, such dispute shall be resolved in accordance with Section 17.3. Notwithstanding the foregoing, the parties shall each continue to perform their obligations under this Agreement during the pendency of such dispute in accordance with this Agreement.

17.3	The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction to prevent any breach of this Agreement and to enforce specifically the terms and provisions of this Agreement by bringing a relevant action in the courts located in Penang, Malaysia, in addition to any other remedy to which any party may be entitled at law or in equity. In addition, the parties agree that any disputes, claims or controversies between the parties arising out of or relating to this Agreement, whether in contract, tort, equity or otherwise and whether relating to the meaning, interpretation, effect, validity, performance or enforcement of this Agreement which have not been resolved by the Coordinating Committee shall be submitted to the exclusive jurisdiction of the courts located in Penang, Malaysia..
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     IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

“Vendor”		“Purchaser”

AGILENT TECHNOLOGIES (MALAYSIA) SDN. BHD., a company organized under the laws of Malaysia		AVAGO TECHNOLOGIES (MALAYSIA) SDN. BHD., (formerly known as Jumbo Portfolio Sdn. Bhd.), a company organized under the laws of Malaysia

By:	/s/ Gooi Soon Chai	By:	/s/ Kenneth Y. Hao

Name: Gooi Soon Chai		Name: Kenneth Y. Hao
Title: President of Agilent Malaysia & Singapore		Title: Director
SIGNATURE PAGE — SALE & PURCHASE AGREEMENT (MALAYSIA)